Exhibit 99.1

INFOLOGIX ANNOUNCES RECEIPT OF NASDAQ WAIVER FOR STOCKHOLDER APPROVAL FOR RESTRUCTURING AND EXTENSION TO STOCKHOLDER’S EQUITY REQUIREMENT

HATBORO, Pa., Nov. 10 /PRNewswire-FirstCall/ — InfoLogix, Inc. (Nasdaq: IFLG), a leading technology provider of enterprise mobility solutions for the healthcare and commercial industries, today announced that NASDAQ has granted the Company’s request for an exception to NASDAQ’s stockholder approval requirements, in accordance with NASDAQ Listing Rule 5635(f).  The Company is relying on this exception to complete a proposed plan of restructuring, pursuant to which a portion of the Company’s outstanding debt with Hercules Technology Growth Capital, Inc. (NASDAQ: HTGC) (“Hercules”) would be converted into equity in the Company, the remaining outstanding debt with Hercules would be otherwise restructured, the Company would issue warrants to Hercules or its affiliate to purchase equity in the Company, and certain other debt and earnout obligations with other parties would be restructured.  The Company currently anticipates that the transaction would close on or about November 20, 2009.  The restructuring would result in cancellation of $5 million in indebtedness and provide for up to $5 million in availability under a revolving credit facility with Hercules.

Under the proposed plan of restructuring, Hercules or one of its affiliates would exchange $5 million in indebtedness for 67,294,751 shares of the Company’s common stock and a warrant to purchase 16,823,688 shares of the Company’s common stock at an exercise price of $0.0743 per share.  The Company would agree to register these shares with the Securities and Exchange Commission for resale.

The remainder of the Company’s indebtedness with Hercules would be restructured to include two term loans aggregating $10.5 million and a revolving credit facility of $12 million, of which $7 million would be deemed drawn immediately following the closing of the restructuring.  The revolving credit facility would expire in May 2011, but would be extended for six months under certain circumstances.  Any borrowings under the revolving line of credit facility would bear interest initially at 12.0% per annum until such time that the term loans are repaid, when the interest rate on outstanding borrowings would be prime plus 4%.  Borrowings under the credit facility would be based on eligible accounts receivable, including an over advance provision of up to $500,000, which would be due four weeks after the over advance is drawn.  Over advances would bear interest at 15% per annum.

The term loans would include a $5.5 million (“Term Loan A”) 48-month amortizing loan and a $5 million (“Term Loan B”) convertible note due in November 2014.  Amortization on Term Loan A would begin on December 1, 2010.  Term Loan B would be convertible into shares of the Company’s common stock at Hercules’ option, or automatically if the 90-day value weighted adjusted price of the Company’s common stock exceeds five times the conversion price.  The conversion price of Term Loan B is $0.0743.  The outstanding principal balances on both term loans would bear interest at 12% per annum for the initial twelve months; 18% per annum for the subsequent twelve months and 15% per annum thereafter.  This interest would be payable in cash.  Term Loan B would bear an additional 2.5% interest that would be “paid in kind” (“PIK”).  The Company would have the option to turn the PIK interest into cash interest or additional shares of common stock if certain predefined metrics are maintained.  Each term loan would be assessed a prepayment charge beginning at 5% of the total term loan commitment, and reduced to 3% after twelve months and to 1% after two years.

The restructuring has certain negative and financial covenants and other stipulations associated with the arrangement.  The Company would also be assessed a transaction fee equal of $450,000.  Following the transaction, Hercules or its affiliate would own approximately 55% of the Company on a fully diluted basis.

Absent this exception, NASDAQ rules would have required the approval of the Company’s stockholders prior to the issuance of equity capital to Hercules or its affiliate.  To obtain this exception, the Company was required to demonstrate to NASDAQ that the delay associated with the effort to secure stockholder approval prior to consummation of the transaction would have seriously jeopardized the Company’s financial viability.  As also required by NASDAQ, on October 9, 2009, the Audit Committee of the Company’s Board of Directors expressly approved the Company’s reliance on this exception.

In addition to the foregoing, on October 30, 2009, the Company received notice that the NASDAQ Listing Qualifications Staff has granted the Company’s request for an extension to regain compliance with the listing rules of the NASDAQ Capital Market.  The notice is in response to a letter received from NASDAQ notifying the Company that it was not in compliance with the continued listing rules of the NASDAQ Capital Market because the Company did not meet the requirement to have at least $2.5 million in stockholders’ equity as set forth in NASDAQ Listing Rule 5550(b)(1).  The Company’s continued listing on NASDAQ is subject to the condition that the Company evidence compliance with the stockholders’ equity requirement by no later than November 20, 2009.  The Staff’s determination follows the Company’s previous disclosure on August 21, 2009 regarding its non-compliance with the minimum stockholders’ equity requirement.

While the Company believes it can satisfy the terms of the Staff’s determination, there can be no assurance that the Company will do so.  If the Company does not, the Company may request a hearing before the NASDAQ Listing Qualifications Panel.  Such request would stay any delisting determination by the Staff and the Company’s securities would remain listed on NASDAQ pending a formal determination by the Panel.

About InfoLogix, Inc.

InfoLogix is a leading provider of enterprise mobility solutions for the healthcare and commercial industries.  InfoLogix uses the industry’s most advanced technologies to increase the efficiency, accuracy, and transparency of complex business and clinical processes.  With 19 issued patents, InfoLogix provides mobile managed solutions, on-demand software applications, mobile infrastructure products, and strategic consulting services to over 2,000 clients in North America including Kraft Foods, Merck and Company, General Electric, Kaiser Permanente, MultiCare Health System and Stanford School of Medicine.  InfoLogix is a publicly-traded company (Nasdaq: IFLG - News). For more information visit www.infologix.com.

Safe Harbor

InfoLogix makes forward-looking statements, including those relating to debt restructuring and continued listing on Nasdaq, in this press release which represent our expectations or beliefs about future events and financial performance.  Forward-looking statements are identifiable by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may” and other similar expressions.  In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements.  Forward-looking statements are subject to known and unknown risks and uncertainties, including the risks described in our Annual Report on Form 10-K for the period ended December 31, 2008, our Quarterly Report on Form 10-Q for the period ended June 30, 2009 and other filings we make with the Securities and Exchange Commission.  In addition, actual results could differ materially from those suggested by the forward-looking statements, and therefore you should not place undue reliance on the forward-looking statements.  We do not make any commitment to revise or update any forward-looking statements to reflect events or circumstances occurring or existing after the date of any forward-looking statement is made.

Contact:

John A. Roberts

Chief Financial Officer

215-604-0691 x1102